Exhibit 99.1

SendGrid, Inc.

Consolidated Financial Statements

December 31, 2018

Report of Independent Registered Public Accounting Firm

To the Stockholders

SendGrid, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of SendGrid, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for costs associated with customer contracts in 2018 due to the adoption of ASC Topic 606, Revenue from Contracts with Customers.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2011.

/s/ KPMG LLP Denver, Colorado February 22, 2019

SENDGRID, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	For the Year Ended December 31,
	2018	2017	2016
Revenue	$146,541	$111,888	$79,929
Cost of revenue	35,850	29,507	21,605

Gross profit	110,691	82,381	58,324

Operating expenses:
Research and development	40,828	29,643	21,178
Selling and marketing	38,344	28,185	21,800
General and administrative	45,375	30,101	18,920
Loss on disposal of assets	75	22	27

Total operating expenses	124,622	87,951	61,925

Loss from operations	(13,931)	(5,570)	(3,601)
Other income (expense):
Interest income	2,755	135	1
Interest expense	(401)	(182)	(195)
Adjustment to redeemable preferred stock warrant liability	—	(667)	(86)
Other	4	31	(27)

Other income (expense)	2,358	(683)	(307)
Net loss before provision for income taxes	(11,573)	(6,253)	(3,908)
Provision for income taxes	—	—	—

Net loss	$(11,573)	$(6,253)	$(3,908)

Weighted average common shares outstanding	44,434	8,499	7,521
Net loss per share attributable to common stockholders	$(0.26)	$(0.74)	$(0.52)
Comprehensive loss:
Net loss	$(11,573)	$(6,253)	$(3,908)
Change in cumulative foreign currency translation adjustment	(6)	4	(4)

Comprehensive loss	$(11,579)	$(6,249)	$(3,912)

See accompanying notes to consolidated financial statements.

SENDGRID, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	As of December 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$186,244	$175,496
Restricted cash	574	—
Accounts receivable - trade, net of allowance	7,167	5,765
Prepaid expenses and other current assets	4,875	9,087

Total current assets	198,860	190,348

Noncurrent Assets:
Property and equipment, net	35,456	29,192
Intangible assets, net	5,672	1,795
Other assets	1,594	300
Goodwill	1,648	1,648

Total noncurrent assets	44,370	32,935

Total assets	$243,230	$223,283

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$14,446	$13,837
Current portion of capital lease obligations	6,262	6,110
Current portion of note payable	2,039	—
Current portion of deferred rent	1,295	328
Other current liabilities	1,622	1,575

Total current liabilities	25,664	21,850

Long-Term Obligations, Net of Current Portion:
Capital lease obligations, net of current portion	8,602	11,095
Note payable, net of current portion	3,319	—
Deferred rent, net of current portion	8,900	10,054
Other long-term liabilities	540	510

Total long-term obligations, net of current portion:	21,361	21,659

Total liabilities	47,025	43,509

Commitment and contingencies (Note 19)
Stockholders’ equity:
Common stock, $0.001 par value, 250,000,000 shares authorized as of Dec. 31, 2018 and Dec. 31, 2017, 47,697,427 and 42,175,647 shares issued and outstanding as of Dec. 31, 2018 and 2017, respectively	48	39
Preferred stock, $0.001 par value, 10,000,000 shares authorized as of Dec. 31, 2018 and 2017. None issued or outstanding.	—	—
Additional paid-in capital	257,379	229,594
Accumulated deficit	(61,214)	(49,857)
Accumulated other comprehensive loss	(8)	(2)

Total stockholders’ equity	196,205	179,774

Total liabilities and stockholders’ equity	$243,230	$223,283

See accompanying notes to consolidated financial statements

SENDGRID, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net loss	$(11,573)	$(6,253)	$(3,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,713	9,418	6,913
Stock-based compensation	11,961	4,980	1,899
Adjustment to redeemable preferred stock warrant liability	—	667	86
Non-cash interest expense	58	40	14
Loss on disposal of assets and restructuring of assets	331	372	248
Reimbursement of tenant improvements	4,695	718	3,578
Changes in operating assets and liabilities:
Accounts receivable	(1,399)	(1,919)	(1,252)
Prepaid expenses and other assets	242	(1,621)	(925)
Accounts payable and accrued liabilities	3,932	3,704	2,795
Other liabilities	(1,544)	2,568	241

Net cash flows from operating activities	18,416	12,674	9,689

Cash flows from investing activities:
Purchase of property and equipment	(14,609)	(5,613)	(7,087)
Cash paid for business combination	—	(2,726)	—
Cash acquired in business combination	—	527	—
Proceeds from sale of assets	27	9	216

Net cash flows from investing activities	(14,582)	(7,803)	(6,871)

Cash flows from financing activities:
Proceeds from stock option exercises	10,768	546	180
Proceeds from follow-on public offering, net of $0.7 million underwriting discount	13,716	—	—
Proceeds from initial public offering, net of $10.6 million in underwriters’ discount	—	140,318	—
Proceeds from issuance of preferred stock	—	—	32,934
Payments of costs for initial public offering and other stock issuances	(1,346)	(4,029)	(66)
Payments for tax withholding on equity awards	(7,931)	—	—
Principal payments on capital lease obligations	(6,680)	(6,692)	(5,064)
Principal payments on note payable	(1,033)	—	—

Net cash flows from financing activities	7,494	130,143	27,984

Effect of foreign currency exchange rates on cash	(6)	4	(4)

Net increase (decrease) in cash, cash equivalents, and restricted cash	11,322	135,018	30,798
Cash, cash equivalents, and restricted cash at beginning of period	175,496	40,478	9,680

Cash, cash equivalents, and restricted cash at end of period	$186,818	$175,496	$40,478

Supplemental disclosure of cash flow information:
Assets acquired under capitalized leases	$4,470	$13,351	$8,527
Intangible asset and related prepaid professional services financed via note payable	$6,363	$—	$—
Property and equipment purchases included in accounts payable	$96	$2,252	$832
Issuance of common stock for business combination	$—	$432	$—
Cash paid for interest	$363	$192	$182

See accompanying notes to consolidated financial statements

SENDGRID, INC.

CONSOLIDATED STATEMENTS STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Loss	Equity
Balance at January 1, 2016	7,454,693	$4	$3,747	$(39,696)	$(2)	$(35,947)
Exercise of common stock options	157,237	1	179			180
Stock-based compensation			1,899			1,899
Net loss				(3,908)		(3,908)
Foreign currency translation adjustment					(4)	(4)

Balance at January 1, 2017	7,611,930	$5	$5,825	$(43,604)	$(6)	$(37,780)
Issuance of common stock in connection with initial public offering, net of underwriters’ discount of $10.6 million and other issuance costs of $4.0 million	9,430,000	9	136,280			136,289
Conversion of preferred stock into common stock in connection with the initial public offering	24,535,227	25	80,663			80,688
Redemption of preferred stock warrant liability and conversion of the associated preferred shares into common stock	44,894		868			868
Exercise of common stock options	474,049		546			546
Issuance of common stock for business combination	79,547		432			432
Stock-based compensation			4,980			4,980
Net loss				(6,253)		(6,253)
Foreign currency translation adjustment					4	4

Balance at January 1, 2018	42,175,647	$39	$229,594	$(49,857)	$(2)	$179,774
Exercise of common stock options	4,582,156	5	10,763			10,768
Vesting of restricted stock units	339,624	—	—			—
Tax withholding associated with vesting of restricted stock units			(7,931)			(7,931)
Stock-based compensation			11,961			11,961
Net loss				(11,573)		(11,573)
Foreign currency translation adjustment					(6)	(6)
Follow-on offering of common stock	600,000	4	13,712			13,716
Issuance costs associated with IPO and follow-on offering			(1,346)			(1,346)
Adoption of ASU 2016-09 (Note 2)			626	(626)		—
Adoption of ASU 2014-09 (Note 2)				842		842

Balance at December 31, 2018	47,697,427	$48	$257,379	$(61,214)	$(8)	$196,205

See accompanying notes to consolidated financial statements

SendGrid, Inc.

Notes to Consolidated Financial Statements

(1)	Organization and Description of Business

SendGrid, Inc. and our wholly owned subsidiaries, SendGrid UK Limited and JCKM, Inc. (“Bizzy”) (collectively, “we,” “us,” “our,” “SendGrid,” or “the Company”), operate a leading digital communication platform that enables businesses to engage with their customers via email reliably, effectively, and at scale. SendGrid’s cloud-based platform allows for frictionless adoption and immediate value creation for businesses, providing their developers and marketers with the tools to seamlessly and effectively reach their customers using email. We maintain business operations in the United States and United Kingdom, with sales to customers in the United States and internationally.

In November 2017, we completed our initial public offering (“IPO”). We sold 9.4 million shares of our common stock at the public offering price of $16.00 per share. We received net proceeds of $136.3 million after deducting underwriting discounts, commissions, and offering expenses. Our common stock began trading on the New York Stock Exchange on November 15, 2017.

On February 1, 2019, we consummated the transaction contemplated by the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Twilio Inc. Refer to Note 24 for additional details.

(2)	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Consolidated financial statements include the accounts of the Company and its subsidiaries. Bizzy became a wholly owned subsidiary effective March 3, 2017. The results of operations, cash flows, and financial position of Bizzy are included in the financial statements from the date of acquisition. All intercompany transactions and accounts balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements, in conformity with GAAP, requires estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenue and expenses during the reporting period, and certain information disclosed in the notes to the consolidated financial statements. Actual results could materially differ from these estimates. Significant estimates and assumptions that affect our consolidated financial condition and results of operations include:

• revenue recognition	• deferred taxes and related valuation allowances

• allowance for doubtful accounts and sales returns	• sales and use tax

• income tax uncertainties	• stock-based compensation

• other contingencies	• determination of the fair value of assets acquired and liabilities assumed in business combinations

We review estimates and assumptions periodically, and the effects of revisions are reflected prospectively in the period they occur.

Foreign Currency Translation

Our reporting currency is the U.S. dollar. We operate a subsidiary in the United Kingdom and use the British pound as its functional currency. All of the subsidiary’s assets and liabilities denominated in a foreign currency are translated into U.S. dollars based on the exchange rate on the balance sheet date. Revenue, expenses, and cash flows are translated at the average exchange rates during the period. The effects of foreign exchange gains and losses arising from translation are included as a component of other comprehensive income (loss).

SendGrid, Inc.

Notes to Consolidated Financial Statements

Risks and Uncertainties

We are subject to various risks and uncertainties. Many of these are inherent in the evolving market for software and services. Such risks and uncertainties include, but are not limited to:

•	operating losses;

•	significant competition;

•	changing marketplace demands;

•	the ability to retain and attract personnel; and

•	management of growth.

To address these risks, we must, among other things:

•	successfully integrate with Twilio;

•	further develop our customer base;

•	implement and successfully execute our business and marketing strategy;

•	continue to develop and upgrade our platform;

•	provide excellent customer service;

•	provide for sufficient funding to support our operations and anticipated growth; and

•	attract, retain, and motivate qualified personnel.

There can be no guarantee that we will be successful in addressing these or other such risks.

Historically, we funded our operations through a combination of equity and debt financings, and cash flows from operations. We believe that the cash on hand, cash expected to be generated from customers, and managing operating costs at a level commensurate with cash generated from customers will provide sufficient cash flow to fund operations and provide our working capital needs through at least February 29, 2020.

Cash and Cash Equivalents

We consider all liquid investments purchased with a remaining maturity of 90 days or less at the date of acquisition to be cash equivalents. Cash consists of checking and other demand deposit accounts, and cash equivalents consist of money market funds. Refer to Note 3 for information regarding our restricted cash.

Trade Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Customer usage charges in excess of package limits are billed in arrears. Charges incurred but not yet billed at the end of the reporting period are recorded as unbilled accounts receivable until they are billed in the following month.

Accounts receivable on the consolidated balance sheets is reflected net of the allowance for doubtful accounts. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses. In establishing the required allowance amount, we consider historical losses adjusted to take into account current market conditions, customer payment patterns, and the age of the receivables. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We record bad debt expense in general and administrative expense on the consolidated statements of operations.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets from the date placed in service. We periodically evaluate the estimates of the useful lives by reviewing historical usage and consider technological changes, trends in the industry, and other economic factors that could impact utilization.

We record equipment acquired under capital leases at the lower of the fair value of the asset or the net present value of the minimum lease payments at the inception of the lease.

SendGrid, Inc.

Notes to Consolidated Financial Statements

Upon retirement or disposition of assets, the cost and related accumulated depreciation are removed from the accounts, and the related gains or losses are recognized in our results of operations. Maintenance and repair costs are expensed as incurred.

Intangible Assets and Goodwill

Identified intangible assets arising from business combinations are initially recorded at fair value. We amortize intangible assets using the straight-line method, as this method approximates the timing in which we expect to receive the associated benefit.

Our goodwill is associated with the Bizzy acquisition and represents the excess of the purchase price over the estimated acquisition date fair value assigned to the identifiable assets acquired and liabilities assumed. We evaluate goodwill for impairment annually each October 1st, or more frequently if a triggering event occurs between testing dates, using a fair value approach.

Our impairment assessment begins with a qualitative assessment to determine if it is more likely than not that a reporting unit’s fair value is less than the net book value. The initial qualitative assessment includes comparing the overall financial performance of the reporting unit against the planned results as well as other factors which might indicate that the reporting unit’s value has declined since the last assessment date.

If the net book value exceeds the fair value, we then perform an additional step to determine the amount of the impairment loss. The impairment loss represents the excess of the reporting unit’s net book value over its fair value. The impairment loss is limited to the amount of goodwill allocated to the reporting unit. There were no goodwill impairment losses during any period presented.

Long-Lived Assets

We review long-lived assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by an asset group to the carrying value of the asset group.

If the carrying value of the long-lived asset group is not recoverable on an undiscounted basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. There were no impairment losses recognized during any periods presented.

Redeemable Preferred Stock Warrant Liability

Prior to our IPO in November 2017, a third party held a warrant to purchase shares of our redeemable convertible preferred stock. We reported the warrant on the consolidated balance sheet as a liability at its estimated fair value. We estimated fair value using the Black-Scholes option-pricing method and revalued at each balance sheet date. We reflected adjustments to the fair value in “adjustments to redeemable preferred stock warrant liability” on the consolidated statements of operations.

Upon the closing of the IPO, the warrant became exercisable for shares of Common Stock, and the holder exercised the warrant. As a result, we issued the requisite Common Stock and reclassified the liability to additional paid in capital.

SendGrid, Inc.

Notes to Consolidated Financial Statements

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between participants at the measurement date.

GAAP establishes a three-level valuation hierarchy for disclosure of fair value measurements. The determination of the applicable level within the hierarchy of a particular asset or liability depends on the inputs used in valuation as of the measurement date, notably the extent to which the inputs are market-based (observable) or internally derived (unobservable). The three levels are defined as follows.

Level 1—inputs based on quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—inputs based on quoted prices for similar assets and liabilities in active markets for substantially the full term of the financial instrument; quoted prices for identical or similar instruments in markets that are not active for substantially the full term of the financial instrument; and model-derived valuations whose inputs or significant value drivers are observable.

Level 3—inputs based on unobservable prices or valuation techniques that are significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

As of all periods presented, the carrying amount for cash, restricted cash, accounts receivable (net of allowance for doubtful accounts), and current liabilities (excluding the current portion of capital lease obligations) is equal to or approximates fair value due to their short-term nature and proximity to current market rates.

We view our capital lease obligations and note payable as Level 2 measurements. The fair value of these liabilities approximates their carrying amounts based on the proximity of their interest rates to current market rates.

In periods prior to our IPO, we used level 3 assumptions in valuing our redeemable preferred stock warrant liability. Our redeemable preferred stock warrant liability was the only asset or liability on our consolidated balance sheets subject to fair value measurement on a recurring basis.

Our accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. For all periods presented, there were no significant transfers into or out of Level 1, Level 2, or Level 3.

Revenue Recognition

We derive revenue primarily from fees charged to customers accessing our email application program interface (or API) and Marketing Campaigns services.

Prior to delivering services, we require customers to select a service level package and enter into a monthly service agreement. The arrangement generally includes a fixed subscription fee that covers a predetermined email volume limit for the month. Any usage above the email volume limit is invoiced as overage charges based on a stated price per email. All customers are entitled to unlimited basic support. Our contracts do not provide customers with the right to take possession of the software supporting the applications.

Certain customers also subscribe to our Marketing Campaigns service, which utilizes the email API infrastructure. These customers store email contacts and segmentation information on our platform in order to customize communications. Marketing Campaigns revenue is based on email volume as well as a tiered pricing model that is dependent on the number of stored contacts on the platform.

Fixed subscription fees are invoiced at the beginning of each monthly service cycle based on the agreed upon fee. At the end of each monthly service cycle, we invoice customers for email volume overages as well as fees associated with Marketing Campaign contact storage.

SendGrid, Inc.

Notes to Consolidated Financial Statements

If applicable, revenue that has not been invoiced as of the end of a reporting period is recorded as unbilled accounts receivable.

Our customers generally pay the base fee in advance by credit card. The cardholder may subsequently contest charges, and we occasionally receive chargebacks. We estimate chargebacks and sales credits using historical experience adjusted to take into account current market conditions. We record revenue net of estimated chargebacks and sales credits.

We determine revenue recognition through the following steps:

Condition	Considerations and Evidence

Identification of the contract with a customer

A customer creates an account through the SendGrid website or other manner, which includes:

•  agreeing to our terms of service

•  selection of a service plan, which contains a specified email volume, any additional services SendGrid will provide, and detailed pricing

Collectability is probable based on 1) fixed subscription fees invoiced at the beginning of each monthly cycle, 2) de minimis historical write-offs, and 3) our ability to stop providing services at any point should the customer fail to pay.

Identification of the performance obligations in the contract

•  Customer’s access to the SendGrid platform

•  SendGrid’s maintenance of our infrastructure

•  Technical support services

•  Customer’s acceptance of optional add-on services (including overages) and SendGrid’s provision of such services

Determination of the transaction price

Each monthly contract has a fixed monthly fee for the specified email volume, and any usage above that is considered an optional purchase. In the case of Marketing Campaigns, there is a tiered pricing model dependent on the number of stored contacts on the platform.

In general, customer contracts are month-to-month, and any additional purchase, including overage charges, made through the month are known at the end of the contract term of a month. Therefore, the variable consideration (if any) is known as soon as the month is closed.

Allocation of the transaction price to the performance obligations in the contract	Due to the nature of the business, all variable consideration related to the unknown volume of email that will be sent by each customer is known by the end of the reporting period. Additionally, contracts are a monthly term, and each additional month of email usage is treated as an optional purchase.

Recognition of revenue when, or as, we satisfy a performance obligation	Due to the nature of our business, SendGrid recognizes revenue in the period in which we have the contractual right to invoice, which is generally the month services are provided.

SendGrid, Inc.

Notes to Consolidated Financial Statements

We have arrangements with strategic partners that generally act as resellers. In most reseller arrangements, we provision the service, provide technical support, and establish pricing. We consider ourselves the principal in these arrangements and record revenue on a gross basis. On the consolidated statements of operations, expenses directly related to providing the service are recorded as cost of revenue, and commissions paid to strategic partners are recorded as selling and marketing expense.

In other reseller arrangements, the reseller provides support, training, and other services requested or required by end users at the reseller’s sole cost and expense. We provide support services only to the reseller and have no obligation to provide technical support or respond to requests directly from end users. In addition, the reseller establishes the price for the service. We consider ourselves the agent in these arrangements and record the net amount received from the reseller.

Sales Taxes

We account for sales tax collected from customers and remitted to governmental authorities on a net basis and, therefore, we do not include such tax in revenue or cost of revenue in our consolidated statements of operations and comprehensive loss.

Deferred Commissions

We consider sales commissions earned by our sales force as incremental costs of obtaining a contract with a customer. We capitalize sales commissions and amortize on a straight-line basis over a 52 month period of benefit. We determined this period of benefit by estimating the average customer life, which takes the following factors into consideration:

•	historical trends;

•	competitive landscape;

•	our standard contract terms and conditions; and

•	rate of technological change;

We analyze the average customer life on an annual basis or more frequently if circumstances warrant.

We record amortization expense in selling and marketing expense in consolidated statements of operations.

Cost of Revenue

Cost of revenue consists principally of depreciation and amortization expense related to hosting equipment and outsourced managed hosting costs. Other components include employee related costs, including salaries, bonuses, benefits, stock-based compensation, other related costs, and an allocation of our general overhead.

Research and Development

Research and development expense consists primarily of employee related costs, including salaries, bonuses, benefits, stock-based compensation, other related costs, and an allocation of our general overhead. Also included are non-personnel costs such as consulting and professional fees for third party development resources, and depreciation costs.

Our research and development efforts focus on enhancing functionality of existing services and adding new features and services. To date, we have been unable to cost-effectively segregate capitalizable development costs from non-capitalizable maintenance costs. As a result, we have not capitalized any qualifying software development costs.

Income Taxes

We account for income taxes using the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases that will result in taxable or deductible amounts in the future. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. We record a valuation allowance to the extent it is more likely than not that a deferred tax asset will not be realized.

SendGrid, Inc.

Notes to Consolidated Financial Statements

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

We recognize the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We record interest related to unrecognized tax benefits in interest expense and penalties in general, and administrative expenses. Our net deferred tax asset has been completely reduced by a valuation allowance because we cannot conclude that realization of the deferred tax assets is assured, on a more likely than not basis, due primarily to our history of operating losses.

Stock-Based Compensation

We account for employee stock-based compensation based on the fair value of the award at the grant date and recognize expense on a straight-line basis over the period during which the holder is required to provide services, which is the vesting period. We account for forfeitures of stock awards as they occur. We determine the fair value of all stock options at time of grant using the Black-Scholes option pricing model.

We record excess tax benefits and deficiencies in the period they arise in the provision for income taxes. To date, there has been no impact on the provision for income taxes due to the full valuation allowance.

Concentration of Credit Risk

Concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, and accounts receivable.

We hold cash and restricted cash in checking and other demand deposit accounts. We maintained balances in excess of federally insured limits. Cash equivalents represent money market funds. We believe the accredited financial institutions maintaining our cash, restricted cash, and cash equivalents are of high credit quality.

We perform an initial evaluation of a customer’s financial condition and do not require any collateral to support receivables.

Recently Adopted Accounting Standards

Prior to December 31, 2018, we were an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. We elected to take advantage of the extended transition period.

Effective December 31, 2018, we ceased to be classified as an EGC. As a result, as of December 31, 2018, we adopted all applicable accounting standards that were effective for any period during 2018.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, also known as Accounting Standards Codification Topic 606 (“ASC 606”), which amends the guidance in former ASC 605, Revenue Recognition. ASU 2014-09 contains several core principles, including:

•

an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services;

•	improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers; and

•	capitalization of incremental costs to obtain a sales contract, such as sales commissions, and expensing over an estimate of the customer’s life.

SendGrid, Inc.

Notes to Consolidated Financial Statements

Most public companies adopted ASU 2014-09 on January 1, 2018. Due to the cessation of our EGC status, we adopted the new standard on December 31, 2018 but effective January 1, 2018.

The new standard will not significantly impact the timing or amount of our revenue recognition. However, there will be an impact on selling and marketing expense on our consolidated statements of operations as a result of the deferred expense on sales commissions. Previously, we expensed sales commissions immediately. Under the new standard, we will capitalize certain sales commissions and amortize on a straight line basis over an estimate of the customer’s life, which we determined to be 52 months.

We elected the modified retrospective transition method, which contains the following provisions:

•	We recognized the $0.8 million cumulative effect of initially applying the new revenue standard as an adjustment to our accumulated deficit. This related to deferred commissions;

•	Results for the December 31, 2018 are presented, and future reporting periods will be presented, under Topic 606; and

•	Comparative prior period amounts will not be adjusted and continue to be reported in accordance with historic accounting guidance under Topic 605.

The following table summarizes the impact on our consolidated balance sheet of adopting the new standard effective January 1, 2018. All amounts relate to the deferred expense on sales commissions.

	As of December 31, 2018
	As Reported	Balances Without Adoption of ASC 606	Effect of Change
	(in thousands)
Assets:
Current portion of deferred commissions (included in prepaid expenses and other current assets)	$452	$—	$452
Deferred commissions, net of current portion (included in other assets)	751	—	751

Total	$1,203	$—	$1,203

Equity
Accumulated deficit (cumulative effect at January 1, 2018 of initially applying the new standard)	$—	$(842)	$842
Accumulated deficit (impact on consolidated statement of operations related to deferred commission activity during the year ended December 31, 2018)	(61,214)	(61,575)	361

Total	$(61,214)	$(62,417)	$1,203

SendGrid, Inc.

Notes to Consolidated Financial Statements

The new standard impacted our evaluation of whether we act as the principal or the agent in certain reseller arrangements. Because of the degree of control, we now consider SendGrid to be the principal in more relationships where we resell other companies’ products and services. The following table summarizes the impact of this change as well as the change associated with deferral of sales commissions:

	For the Year Ended December 31, 2018
	As Reported	Balances Without Adoption of ASC 606	Effect of Change
	(in thousands)
Revenue	$146,541	$146,253	$288
Cost of revenue	35,850	35,562	288

Gross profit	110,691	110,691	—

Operating expenses:
Research and development	40,828	40,828	—
Selling and marketing	38,344	38,705	(361)
General and administrative	45,375	45,375	—
Loss on disposal of assets	75	75	—

Total operating expenses	124,622	124,983	(361)

Loss from operations	(13,931)	(14,292)	361
Other income (expense):
Interest income	2,755	2,755	—
Interest expense	(401)	(401)	—
Adjustment to redeemable preferred stock warrant liability	—	—	—
Other	4	4	—

Other income (expense)	2,358	2,358	—
Net loss before provision for income taxes	(11,573)	(11,934)	361
Provision for income taxes	—	—	—

Net loss	$(11,573)	$(11,934)	$361

For the year ended December 31, 2018, the adoption of ASC 606 did not have a significant impact on our total cash flows from operating, investing, or financing activities.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies when transactions should be accounted for as acquisitions (or disposals) of assets or business. We adopted ASU 2017-01 effective January 1, 2018. The adoption did not have a significant impact on our consolidated financial statements and related disclosures.

In November 2016, the FASB issued ASU 2016-18, Statements of Cash Flow (Topic 230): Restricted Cash, which requires that a statement of cash flows explain the change during the period in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amount shown on the statement of cash flows. We adopted ASU 2016-18 effective April 1, 2018. Our consolidated balance sheet as of December 31, 2018 includes $0.6 million of restricted cash related to SendGrid.org (Note 3). The consolidated statement of cash flows includes this restricted cash within the end-of-period total amount shown as “cash, cash equivalents, and restricted cash.” When the SendGrid.org restricted cash is disbursed, we classify it as a use of cash from operating activities. We restated the prior period to conform to current year presentation. For the years ended December 31, 2017 and 2016, this resulted in a $0.1 million and $0.3 million decrease, respectively, in cash used in investing activities.

SendGrid, Inc.

Notes to Consolidated Financial Statements

In August 2016, the FASB issued ASU 2016-15, Statements of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which clarifies classification for certain cash receipts and cash payments on the consolidated statement of cash flows. The standard requires retrospective application for each period presented. We adopted ASU 2016-15 effective April 1, 2018. The adoption did not have a significant impact on our consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements for Employee Share-Based Payment Accounting, which simplifies certain aspects of accounting for share-based payment transactions, including the following:

•	accounting for income tax consequences;

•	minimum statutory tax withholdings requirements;

•	forfeitures;

•	excess tax benefits in the statement of cash flows; and

•	classification of employee taxes paid when an employer withholds shares for tax-withholding purposes in the statement of cash flows.

We adopted ASU 2016-09 effective January 1, 2018. We made an accounting policy election to account for forfeitures in stock-based compensation cost as they occur and recorded a cumulative-effect adjustment of $0.6 million to accumulated deficit. The adoption of the remaining provisions of ASU 2016-09 did not have a significant impact on our consolidated financial statements and related disclosures.

New Accounting Pronouncements Not Yet Adopted

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The standard aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract (such as a hosting arrangement) with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use-software. Capitalized implementation costs will be amortized over the term of the hosting arrangement, beginning when the module or component of the hosting arrangement is ready for its intended use. ASU 2018-15 is effective for us beginning January 1, 2020. Early adoption is permitted, but we do not expect to do so. We have not yet determined the effect of the standard on our consolidated financial statements and related disclosures.

In February 2018, the FASB issued ASU 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The standard allows a reclassification from accumulated other comprehensive income to accumulated deficit for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017 (“the 2017 Act”). ASU 2018-02 is effective for us beginning January 1, 2019. Companies that elect to reclassify the stranded effects associated with the change in U.S. federal corporate income tax rate must do so for all items within Accumulated Other Comprehensive Income (“AOCI”). This standard allows adoption under one of two transition methods: (1) retrospective to each period (or periods) in which the income tax effects of the 2017 Act related to items remaining in AOCI are recognized, or (2) at the beginning of the period of adoption. We expect to adopt at the beginning of the period of adoption and do not anticipate the adoption of this standard will have a significant impact on our consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize, on the balance sheet, a liability to make lease payments and a corresponding right-of-use asset representing a right to use the underlying asset for the lease term. ASU 2016-02 is effective for us beginning January 1, 2019. The standard requires a modified retrospective approach. However, the FASB recently approved ASU 2018-11, Leases (Topic 842), Targeted Improvements, which permits an optional effective date transition method. We anticipate electing this effective date transition method, which contains the following provisions:

•	transition provisions of the new standard are applied at its adoption date; and

•	continue to apply the legacy guidance in Topic 840, Leases, including its disclosure requirements, in the comparative periods presented in the year the new leases standard is adopted.

SendGrid, Inc.

Notes to Consolidated Financial Statements

The standard permits three practical expedients, which must be elected as a package. We expect to elect these practical expedients, which allow us to not reassess the following factors for all leases that commenced before January 1, 2019:

•	whether expired or existing contracts contain leases under the new definition of a lease;

•	lease classification for expired or existing leases; and

•	whether previously capitalized initial direct costs would qualify for capitalization under Topic 842.

The standard will have a material impact in our consolidated balance sheets, which is summarized in the following table:

	As of Dec. 31, 2018	Adoption of ASC 842 Effective Jan. 1, 2019	As of Jan. 1, 2019 (After Adoption of ASC 842)
	(in thousands)
Assets:
Operating lease right-of-use assets	$—	$22,872	$22,872
Liabilities:
Current portion of operating lease liabilities	$—	$5,820	$5,820
Current portion of deferred rent	1,295	(1,295)	—
Operating lease liabilities, net of current portion	—	27,247	27,247
Deferred rent, net of current portion	8,900	(8,900)	—

	$10,195	$22,872	$33,067

Our accounting for capital leases will remain substantially unchanged. We do not expect adoption of the standard to have a significant impact on our consolidated statements of operations or cash flows.

(3)	Restricted Cash

Restricted cash as of December 31, 2018 represents amounts designated for SendGrid.org. SendGrid.org is a division of SendGrid and not a separate legal entity. Its mission is to support nonprofit organizations.

(4)	Accounts Receivable

We reflect accounts receivable on the consolidated balance sheets net of the allowance for doubtful accounts. The following table summarizes the activity in the allowance for doubtful accounts:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
Balance, beginning of period	$33	$34	$15
Additions	466	240	313
Write-offs	(435)	(241)	(294)

Balance, end of period	$64	$33	$34

Our customers generally pay by credit card. The cardholder may subsequently contest charges, and we occasionally receive chargebacks. We estimate chargebacks and sales credits using historical experience adjusted to take into account current market conditions. We record revenue net of estimated chargebacks and sales credits. For all periods presented, chargebacks and sales credits were insignificant.

SendGrid, Inc.

Notes to Consolidated Financial Statements

(5)	Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist of the following:

	As of December 31,
	2018	2017
	(In thousands)
Subscriptions	$2,450	$1,351
Travel and other	2,014	2,105
Deferred commissions	1,203	—
Salary and bonus	240	76
Marketing	236	579
Security deposits	229	341
Tenant improvement allowances	97	4,935

	6,469	9,387
Less long-term	(1,594)	(300)

Prepaid expenses and other current assets	$4,875	$9,087

(6)	Property and Equipment

Property and equipment consist of the following:

	Estimated Useful	As of December 31,
	Life (in months)	2018	2017
		(In thousands)
Data center equipment	36 - 48	$31,619	$28,474
Leasehold improvements	66 - 131 *	16,685	8,067
Office furniture and equipment	36 - 60	6,271	4,560
Computer equipment and peripherals	36	3,145	3,276

		57,720	44,377
Less accumulated depreciation		(22,264)	(15,185)

Property and equipment, net		$35,456	$29,192

*	We depreciate leasehold improvements using the straight-line method over the shorter of the asset’s useful life or the life of the lease.

We hold certain equipment under capital lease arrangements. This equipment is classified as data center or office equipment. We depreciate this equipment using the straight-line method over the shorter of the useful life or the term of the lease agreement. The following table summarizes our capital lease arrangements:

	As of December 31,
	2018	2017
	(In thousands)
Equipment held under capital lease agreements	$26,436	$24,866
Less accumulated depreciation	(11,700)	(7,860)

Carrying value	$14,736	$17,006

SendGrid, Inc.

Notes to Consolidated Financial Statements

The following table summarizes depreciation expense, including depreciation of assets held under capital lease arrangements:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
Depreciation expense	$10,529	$9,172	$6,896

(7)	Business Combination

On March 3, 2017, we acquired 100% of the outstanding common stock of Bizzy. Bizzy was based in San Francisco, California and operated a subscription-based email automation tool that focused on customer segmentation and customization. The acquisition enhances our Marketing Campaigns service.

We allocated the purchase price to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with the excess purchase price allocated to goodwill. We retained a third-party valuation specialist to assist with estimating these values. The valuation of the identifiable assets acquired was based upon our estimates and assumptions.

The following tables summarize the consideration paid at the acquisition date and the purchase price allocation:

		Consideration
		Paid
		(In millions)
Cash		$2.7
79,547 shares of SendGrid common stock		0.4

Total consideration		$3.1

	Estimated Useful Life (in months)	Purchase Price Allocation
		(In millions)
Cash	NA	$0.5
Core technology	120	0.8
Customer relationships, non-compete, and other	36 - 60	0.2
Goodwill	NA	1.6

Total fair value of assets acquired		$3.1

We allocated the excess of purchase price over the fair value of the underlying assets acquired to goodwill. The goodwill principally represents the acquired assembled workforce and the value of synergies expected to be realized between SendGrid and Bizzy, neither of which qualify as a separate amortizable intangible asset. Goodwill is not amortized. The goodwill is not deductible for tax purposes.

We entered into consent agreements with certain former Bizzy stockholders whereby $1.2 million will be paid at various dates through March 2019 as long as the employees remain continuously employed. The fair value of the payment obligation is recorded as post-acquisition expense in research and development expense over the 24-month period beginning March 2017. During the year ended December 31, 2018, we paid $0.6 million under these agreements. There were no such payments during the year ended December 31, 2017. As of December 31, 2018 and 2017, our consolidated balance sheets reflected liabilities of $0.4 million and $0.5 million, respectively, in “other current liabilities” for these agreements. Subsequent to December 31, 2018, all remaining amounts due under the agreements were paid.

During the year ended December 31, 2017, we incurred outside legal fees of $0.2 million related to the Bizzy acquisition. These costs are included in general and administrative expense on the consolidated statements of operations. Bizzy’s results of operations are included in our financial statements for the period subsequent to March 3, 2017.

SendGrid, Inc.

Notes to Consolidated Financial Statements

(8)	Intangible Assets and Goodwill

Our intangible assets consist of the following:

	Estimated	As of December 31,
	Useful	2018			2017
	Life		Accumulated	Net Book		Accumulated	Net Book
	(in months)	Cost	Amortization	Value	Cost	Amortization	Value
		(In thousands)
Core technology	120	$800	$(147)	$653	$800	$(67)	$733
Customer relationships, non-compete agreements, and other	36 - 60	163	(77)	86	163	(35)	128
Software	36	6,211	(1,278)	4,933	1,150	(216)	934

Total		$7,174	$(1,502)	$5,672	$2,113	$(318)	$1,795

The following table summarizes amortization expense on intangible assets:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
Amortization Expense	$1,184	$246	$17

As of December 31, 2018, the weighted average remaining amortization period on our intangible assets was 38 months. The following table summarizes future amortization expense as of December 31, 2018:

	Future Amortization Expense by Calendar Year
	2019	2020	2021	2022	2023	Thereafter	Total
	(In thousands)
Future amortization expense	$2,164	$2,009	$1,083	$83	$80	$253	$5,672

Our goodwill as of December 31, 2018 and 2017 is associated with the Bizzy acquisition.

(9)	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consists of the following:

	As of December 31,
	2018	2017
	(In thousands)
Bonus and commission	$7,299	$4,031
Accounts payable	2,183	3,553
Employee benefits	1,929	557
Marketing expense	1,517	203
Sales tax	870	2,057
Vacation	9	1,832
Other accrued liabilities	639	1,604

Accounts payable and accrued liabilities	$14,446	$13,837

(10)	Note Payable

In August 2018, we entered into an arrangement with a financing company whereby we obtained $5.1 million in software and $1.3 million in related professional services in exchange for a $6.4 million note payable. On our consolidated balance sheet, the software is included in “intangible assets, net.” The related professional services are included in “prepaid expenses and other current assets” and “other assets” and will be amortized over six to 36 months. The note payable bears interest at 6.6% per annum compounded monthly and matures in August 2021. Principal and interest payments are paid quarterly (Note 19).

SendGrid, Inc.

Notes to Consolidated Financial Statements

(11)	Revolving Line of Credit

We have a loan and security agreement (“LSA”) with a bank that provides a revolving line of credit with $40.0 million maximum borrowing availability. The LSA matures in August 2019. However, in connection with the Merger Agreement (Note 24), we terminated the LSA. We had $40.0 million available to draw as of December 31, 2018 and 2017 and were in compliance with all financial covenants as of those dates. For all periods presented, no amounts were outstanding, and we had no borrowing activity.

Amounts available to draw under the LSA are calculated from a trailing three-month revenue base, which can differ from the maximum loan amount. Advances bear interest on the outstanding daily balance at the bank’s prime rate.

Principal is due at maturity. Borrowings are secured by substantially all of our assets. The LSA contains certain restrictions, affirmative and negative covenants, and limitations, including, among other things:

•	restriction on our ability to pledge our intellectual property;

•	requirement to maintain at least 40% of our aggregate cash and cash equivalents in depository, operating, and investment accounts with the bank;

•	requirement to maintain certain business performance levels;

•	limitations on disposal of assets;

•	limitations on certain fundamental business changes;

•	limitations on incurrences of debt;

•	limitations on incurrences of liens;

•	limitations on payments of dividends;

•	limitations on repurchases of stock; and

•	limitations on engaging in affiliate transactions.

Each case is subject to certain exceptions. The LSA also contains certain events of default including, among other things, that during the existence of an event of default, interest on the obligations could be increased.

(12)	Equity Financing

On April 10, 2018 we closed a follow-on public offering of 7,514,369 shares of SendGrid common stock priced at $24.00, before underwriting discounts and commissions. Of the total shares sold, existing stockholders and option holders sold 6,914,369 shares, and the Company sold 600,000 shares. We received net proceeds of $12.4 million after deducting $0.7 million of underwriting discounts and commissions and $1.3 million of offering expenses.

(13)	Stock Awards

In 2009, we created the 2009 Equity Incentive Plan (the “2009 Plan”), in 2012, we created the 2012 Equity Incentive Plan (the “2012 Plan”), and in 2017, we created the 2017 Equity Incentive Plan (the “2017 Plan”). The 2009 Plan terminated upon the effectiveness of the 2012 Plan, and the 2012 Plan terminated upon the effectiveness of the 2017 Plan. However, any outstanding stock awards will continue to be governed by their existing terms.

The following table summarizes remaining shares available for grant:

	As of December 31,
Stock Awards Available for Grant	2018	2017
	(In thousands)
2017 Plan	5,661	3,504

SendGrid, Inc.

Notes to Consolidated Financial Statements

The 2009 Plan allowed granting of stock options. The 2012 Plan allowed and the 2017 Plan allows granting of stock options and restricted stock units. Options have an exercise price not less than 100% of the fair value of common stock on the date of grant and expire no more than ten years from the grant date. Stock options and restricted stock units generally vest over two to four years.

The following table summarizes our stock option activity:

	Stock Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (In Years)	Aggregated Intrinsic Value (In Thousands)
Outstanding January 1, 2016	8,158,243	$1.73	$0.81
Granted	1,873,222	$3.89	$1.72
Exercised	(157,237)	$1.14	$0.58		$441
Forfeited	(538,830)	$2.07	$0.96

Outstanding December 31, 2016	9,335,398	$2.15	$0.99	8.0	$21,663

Vested and exercisable December 31, 2016	4,399,724	$1.48	$0.71	7.1	$13,158

Outstanding January 1, 2017	9,335,398	$2.15	$0.99
Granted	3,751,939	$10.86	$5.70
Exercised	(474,049)	$1.15	$0.58		$3,591
Forfeited	(395,567)	$4.33	$2.20

Outstanding December 31, 2017	12,217,721	$4.79	$2.41	7.8	$234,284

Vested and exercisable December 31, 2017	5,937,234	$1.88	$0.88	6.6	$131,182

Outstanding January 1, 2018	12,217,721	$4.79	$2.41
Granted	258,974	$26.16	$13.32
Exercised	(4,582,156)	$2.35	$1.16		$118,960
Forfeited	(939,525)	$7.66	$3.89

Outstanding December 31, 2018	6,955,014	$6.81	$3.44	7.3	$252,890

Vested and exercisable December 31, 2018	3,492,361	$3.30	$1.59	6.3	$139,250

The following table summarizes the fair value of options that vested during each period:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
Fair value of shares vested	$6,149	$2,436	$1,787

SendGrid, Inc.

Notes to Consolidated Financial Statements

The following table summarizes information about stock options outstanding and exercisable:

	As of December 31, 2018
	Options Outstanding			Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
	Number of	Remaining	Average	Number of	Remaining	Average
	Options	Contractual Life	Exercise	Options	Contractual Life	Exercise
Exercise Price	Outstanding	(In Years)	Price	Exercisable	(In Years)	Price
$0.18 - $1.50	458,706	4.4	$1.13	458,706
$1.83	912,907	5.7	$1.83	912,907
$2.04 - $2.12	40,852	5.7	$2.05	40,355
$2.18	856,073	6.4	$2.18	732,628
$2.46 - $2.79	857,119	6.7	$2.55	558,214
$4.24	875,029	7.5	$4.24	370,726
$4.52 - $7.58	604,373	8.1	$5.79	169,898
$12.00	1,424,810	8.5	$12.00	62,931
$12.72 - $22.87	778,427	8.8	$16.23	181,478
$24.97 - $30.35	146,718	9.2	$27.88	4,518

	6,955,014	7.3	$6.81	3,492,361	6.3	$3.30

The following table summarizes our restricted stock unit activity:

		Weighted
	Restricted	Average
	Stock	Grant Date
	Units	Fair Value
Outstanding at January 1, 2016	617,455	$1.83
Granted	—	$—
Vested	—	$—
Withheld for taxes	—	$—
Forfeited	—	$—

Outstanding at December 31, 2016	617,455	$1.83

Outstanding at January 1, 2017	617,455	$1.83
Granted	39,399	$13.75
Vested	—	$—
Withheld for taxes	—	$—
Forfeited	—	$—

Outstanding at December 31, 2017	656,854	$2.54

Outstanding at January 1, 2018	656,854	$2.54
Granted	1,052,162	$29.87
Vested	(339,624)	$1.49
Withheld for taxes	(297,853)	$1.49
Forfeited	(117,477)	$28.74

Outstanding at December 31, 2018	954,062	$29.60

In connection with the Merger Agreement, certain unvested stock options and restricted stock units vested immediately. Refer to Note 24 for additional details.

SendGrid, Inc.

Notes to Consolidated Financial Statements

For all periods presented, we computed the fair value of options granted using the Black-Scholes option pricing model. The model requires estimates and assumptions, including:

Estimate or Assumption	Criteria
The fair value of our common stock	Subsequent to our IPO in November 2017, we obtain the fair value of our common stock from the public market. Prior to our IPO, there was no public trading market for our common stock or preferred stock. As a result, our board of directors considered an independent third-party valuation of our common stock and whether any new material information after the date of such valuation had materially affected the fair value of our common stock.

Risk-free interest rates	The risk-free interest rate is based on the U.S. Treasury yield for treasury securities with maturities that align closely with the timing of the average remaining expected life of the option.

Volatility	We estimate a volatility factor utilizing an average of the stock volatility of peer companies blended with the volatility of our own common stock.

Expected dividend yield	Because we have never declared or paid a dividend and do not expect to do so in the foreseeable future, we assume a dividend yield of zero.

Expected option life	Given our limited history, we applied the simplified method (the average of the period from vesting to expiration) to determine the expected option life.

The use of different estimates and assumptions could cause significant adjustments to the valuation.

The following table summarizes the estimates and assumptions used and the resulting weighted average grant date fair value of the options granted.

For the Year Ended December 31,
	2018	2017	2016

Fair value of common stock	$22.87 - $30.35	$4.47 - $21.36	$2.74 - $4.19
Risk-free interest rate	2.4% - 2.7%	1.8% - 2.2%	1.2% - 1.6%
Expected life	5.9 years	6.2 years	6.1 years
Expected dividend yield	—	—	—
Expected volatility	50.6% - 50.1%	46.5% - 54.0%	45.2% - 46.6%
Weighted average grant date fair value of the options granted	$13.32	$5.70	$1.72

SendGrid, Inc.

Notes to Consolidated Financial Statements

We recognize stock-based compensation cost on a straight-line basis over the requisite service period for the entire award and account for forfeitures as they occur. We allocate stock-based compensation to the same expense categories as the base compensation for such employees. We recognized the following stock-based compensation expense for options, restricted stock units, and our employee stock purchase plan:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
Cost of revenue	$1,306	$474	$131
Research and development	4,402	1,294	552
Selling and marketing	2,090	899	402
General and administrative	4,163	2,313	814

Stock-based compensation	$11,961	$4,980	$1,899

The following table summarizes our unrecognized compensation cost:

As of December 31, 2018
Unrecognized compensation cost (in thousands)	$38,616
Weighted average remaining vesting period (in years)	2.3

(14)	Redeemable Preferred Stock Warrant Liability

Prior to our IPO in November 2017, a third party held a warrant to purchase 54,269 shares of our redeemable convertible preferred stock at $2.76 per share. Upon the closing of our IPO, the warrant became exercisable for 54,269 shares of our Common Stock at an exercise price of $2.76 per share. Immediately following the closing of our IPO, the holder elected a cashless exercise, which resulted in the issuance of 44,894 shares of Common Stock.

Prior to the holder’s exercise, we reported the warrant on the consolidated balance sheet as a liability at its estimated fair value. We reflected adjustments to the fair value in “adjustments to redeemable preferred stock warrant liability” on the consolidated statements of operations. The following table summarizes our redeemable preferred stock warrant liability:

Redeemable Preferred Stock Warrant Liability (Level 3 Measurement)
(In thousands)
Balance as of January 1, 2016	$115
Fair value adjustment	86

Balance as of December 31, 2016	201
Fair value adjustment	667
Redemption and exercise of the warrant	(868)

Balance as of December 31, 2017	$—

Prior to our IPO, there was no public trading market for our Common Stock, Preferred Stock, or warrant. We computed the fair value of the warrant using the Black-Scholes option pricing model, which requires certain estimates and assumptions. The use of different estimates and assumptions could cause significant changes to fair value. We estimated volatility utilizing an average of the stock volatility of peer companies. The risk-free interest rates were based on U.S. Treasury yields for treasury securities of similar maturity. The following table summarizes the estimates and assumptions:

For the Year Ended December 31, 2016
Risk-free interest rate	0.7%
Expected life	Remaining contractual term
Expected dividend yield	—
Expected volatility	63.2%

SendGrid, Inc.

Notes to Consolidated Financial Statements

(15)	Net Loss Per Share Attributed to Common Stockholders

We calculate our basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method, which is required for companies with participating securities. We exclude all potentially dilutive securities, which include the following “common stock equivalents”:

•	options to purchase common stock;

•	restricted stock units;

•	redeemable convertible preferred stock (existed prior to our IPO and considered a participating security); and

•	redeemable convertible preferred stock warrant (existed prior to our IPO)

The two-class method requires the following:

Periods when we have net loss	We calculate both basic and diluted net loss per common share by dividing net loss by the weighted average number of common shares outstanding during the period.

Common stock equivalents are not considered because their effect is antidilutive.

Periods when we have net income	Basic net income per share

We calculate basic net income per share by dividing the net income attributable to the common stockholder by the weighted average number of common shares outstanding during the period.

Diluted net income per share

We calculate diluted net income per share by dividing net income attributable to the common stockholder by the weighted average number of common shares and common stock equivalents outstanding during the period. The potential dilution from stock awards is accounted for using the treasury stock method.

The following table summarizes our net loss per share:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands, except per share amounts)
Net loss	$(11,573)	$(6,253)	$(3,908)
Weighted average common shares outstanding	44,434	8,499	7,521

Net loss attributable to common stockholders	$(0.26)	$(0.74)	$(0.52)

The following common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because their effect would have been anti-dilutive.

	As of December 31,
	2018	2017
	(In thousands)
Stock options	6,955	12,218
Restricted stock units	954	657

Total anti-dilutive	7,909	12,875

SendGrid, Inc.

Notes to Consolidated Financial Statements

(16)	Segment and Geographic Information

Our Chief Executive Officer and Chief Financial Officer / Chief Operating Officer are our chief operating decision makers. They regularly review financial information presented on a consolidated basis for the purposes of allocating resources and evaluating performance. Accordingly, we determined that we currently operate in one reportable business segment.

Substantially all of our assets are located in the United States. We consider all revenue derived from customers with a U.S. billing address as U.S. revenue. All other revenue is considered international revenue.

The following table summarizes revenue by geographic area:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
United States	$89,255	$69,955	$50,361
International	57,286	41,933	29,568

Total revenue	$146,541	$111,888	$79,929

(17)	Related Party

Effective November 7, 2018, Our Chief Financial Officer / Chief Operating Officer was appointed as a member of the Zayo Group Holdings, Inc. (“Zayo”) Board of Directors. Zayo provides communication infrastructure services to us. The following table summarizes payments to Zayo:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
Payments to Zayo	$2,965	$2,285	$1,845

These costs are included in cost of revenue on the consolidated statements of operations. As of December 31, 2018 and 2017, there were no amounts payable to Zayo.

(18)	Income Tax

The following table presents domestic and foreign components of loss before income taxes:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
United States	$(11,607)	$(6,292)	$(3,918)
International	34	39	10

Total net loss before provision for income taxes	$(11,573)	$(6,253)	$(3,908)

SendGrid, Inc.

Notes to Consolidated Financial Statements

For all periods presented, we recorded no expense for either current or deferred taxes in any jurisdiction. The following table presents a reconciliation of the statutory federal tax rate and our effective tax rate:

	For the Year Ended December 31,
	2018	2017	2016
Tax benefit at federal statutory rate	21%	34%	34%
State tax, net of federal benefit	5%	4%	4%
Stock-based compensation	199%	(18%)	(6%)
Rate change and rate differences	—	1%	(1%)
Change in valuation allowance	(211%)	68%	(25%)
Change in rate *	—	(74%)	—
Deferred financing costs	—	(6%)	—
Meals and entertainment expenses	(2%)	(4%)	(7%)
Merger and acquisition expenses	(17%)	(5%)	—
Other	5%	—	1%

Effective tax rate	—	—	—

*

On December 22, 2017, and effective January 1, 2018, the U.S. government enacted H.R. 1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018” (informally titled the “Tax Cuts and Jobs Act”). The Tax Cuts and Jobs Act reduces the corporate tax rate from a top marginal rate of 35% to a flat rate of 21% beginning in 2018. The corresponding impact to our deferred corporate tax rate for 2018 is the lowering of the deferred corporate tax rate from 38% to 26%. The deferred corporate tax rate for 2019 is unchanged at 26%.

The following table presents the significant components of our deferred tax assets and liabilities:

	As of December 31,
	2018	2017
	(In thousands)
Deferred tax assets:
Net operating loss carry forwards	$34,315	$9,643
Deferred rent	2,638	2,698
Stock-based compensation	2,259	1,005
Accrued and prepaid expenses	339	572
Miscellaneous	204	39

Gross deferred tax assets	39,755	13,957
Valuation allowance	(34,391)	(9,936)

Net deferred tax assets	5,364	4,021
Deferred tax liabilities:
Property and equipment	(5,364)	(4,021)

Net deferred tax assets	$—	$—

For federal income tax purposes, we had the following net operating loss (“NOL”) carryforwards, which will begin to expire in 2029:

	As of December 31,
	2018	2017
	(In thousands)
NOL carryforwards	$132,625	$37,105

A limitation may apply to the use of the NOL and credit carryforwards, under section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), and similar state tax provisions that are applicable if we experience an “ownership change.” An ownership change may occur, for example, as a result of issuance of new equity. Should these limitations apply, the carryforwards would be subject to an annual limitation, resulting in a potential reduction in the gross deferred tax assets before considering the valuation allowance.

SendGrid, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2018, we had not completed a Section 382 limitation study, and postponed the completion of our prior study, due to a significant level of legacy ownership both before and after our IPO. We will continue to monitor and assess our significant ownership interests. Future changes in our stock ownership, some of which are outside of our control, could also result in an ownership change under Section 382 of the Code. A limitation in the carryforwards would decrease the carrying amount of the gross amount of the NOL carryforwards, with a corresponding decrease in the valuation allowance recorded against these gross deferred tax assets.

Accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of our net deferred tax assets. We primarily considered such factors as our history of operating losses, the nature of our deferred tax assets, and the timing, likelihood, and amount, if any, of future taxable income during the periods in which those temporary differences and carryforwards become deductible. At present, we do not believe that it is more likely than not that the net deferred tax assets will be realized, accordingly, we established a full valuation allowance.

The following table summarizes changes in our valuation allowance:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
Increases (decreases) in the valuation allowance	$24,455	$(4,015)	$975

We attribute net revenue, costs, and expenses to domestic and foreign components based on the terms of agreements with our subsidiaries. Prior to 2017, we did not provide for federal income taxes on the undistributed earnings of our foreign subsidiaries, as such earnings are to be reinvested offshore indefinitely. The Tax Cuts and Jobs Act (“the Act”) required recognition of certain previously undistributed earnings of foreign subsidiaries for the year ended December 31, 2017. Based upon the Act, the Company recognized foreign earnings of $0.05 million and corresponding U.S. tax liability is insignificant. The accounting for the income tax effects of the Act are complete.

Currently, we do not have any uncertain tax positions. We do not anticipate any significant changes within twelve months of December 31, 2018 in uncertain tax positions that would be material to the consolidated financial statements taken as a whole.

We file U.S. federal income tax returns as well as income tax returns in many U.S. states and the United Kingdom. The following tax years remain open to examination by the major jurisdictions in which we are subject to tax:

As of December 31, 2018
Tax years that remain open	2009 - Forward

(19)	Commitments and Contingencies

Commitments

The following table summarizes commitments on contracts that meet the following criteria:

•	enforceable;

•	legally binding; and

•	specify all significant terms, including fixed or minimum services to be used, fixed, minimum, or variable price provisions, and the approximate timing of the actions under the contracts.

SendGrid, Inc.

Notes to Consolidated Financial Statements

The table excludes obligations under agreements that we can cancel without a significant penalty.

	Payments due by Period As of December 31, 2018
	2019	2020	2021	2022	2023	Thereafter	Total
	(In thousands)
Operating lease obligations	$4,808	$4,936	$5,065	$5,197	$5,332	$11,263	$36,601
Capital lease obligations	6,262	5,516	2,686	400	—	—	14,864
Interest on capital lease obligations	206	121	55	6	—	—	388
Note payable	2,039	2,176	1,143	—	—	—	5,358
Interest on note payable	291	153	22	—	—	—	466
Purchase obligations	7,661	7,146	9,017	4,625	—	—	28,449

Total	$21,267	$20,048	$17,988	$10,228	$5,332	$11,263	$86,126

Sales and Use Tax

We conduct operations in many tax jurisdictions throughout the United States. In many of these jurisdictions, non-income-based taxes, such as sales and use taxes are assessed on our operations. Prior to May 1, 2018, we did not bill or collect these taxes. We record a provision for such tax exposure when it is both probable that a liability has been incurred and the amount of the exposure can be reasonably estimated. The liability is recorded in “accounts payable and accrued liabilities” and “other long-term liabilities” on the consolidated balance sheets. These estimates include several key assumptions including, but not limited to, the taxability of our services, the jurisdictions in which we believe we have nexus, and the sourcing of revenues to those jurisdictions. In the event these jurisdictions challenge our assumptions and analysis, the actual exposure could differ materially from the current estimates.

We are closely monitoring the impact of the United States Supreme Court decision in South Dakota v. Wayfair on June 21, 2018 that overturned the requirement from its 1992 ruling in Quill Corp. v. North Dakota, which held that sellers must have a physical presence in a state before they can be required to collect sales tax. The case will likely result in a significant increase in the cost of our sales tax compliance responsibilities.

Indemnification

Our arrangements with customers generally include an indemnification provision that we will indemnify and defend a customer in actions that claim our services infringe upon a valid patent, copyright, or trademark. Historically, we have not incurred any costs related to indemnification claims and do not expect to incur such costs. Accordingly, we do not maintain a reserve for such exposure.

Other

From time to time, we are subject to various legal proceedings and claims that arise in the ordinary course of business, including, among other things, regulatory matters and disputes with customers and vendors. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial condition, results of operations or liquidity.

(20)	Leasing Arrangements

Leasing Arrangements

When lease agreements contain escalating rent clauses, free rent periods, or incentives such as tenant improvement allowances, we record rent expense on a straight-line basis over the life of the lease. We base rent expense on the total cash payable to the lessor over the lease term less any incentives.

We record tenant improvements in property and equipment, and the allowance is recorded as deferred rent on the consolidated balance sheets. We record the difference between the rent paid and the straight-line rent expense as deferred rent.

SendGrid, Inc.

Notes to Consolidated Financial Statements

The following table summarizes recently executed facility lease agreements:

Location	Lease Execution Date	Possession Date	Expiration (Excluding Optional Renewals)	Tenant Improvement Allowance
				(In thousands)
Denver, Colorado	March and July 2016	June 2016 to May 2017	April 2024	$6,373
Redwood City, California	March 2017	October 2017	February 2029	$910
Irvine, California	May 2017	November 2017	January 2025	$1,621

We allocate rent expense to departments based on space occupied. The following table summarizes our rent expense:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
Rent expense	$5,566	$2,994	$2,388

General and administrative expense includes the following costs related to facility closures and relocation:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
Facility closure costs	$816	$1,158	$384

As of December 31, 2018, we had unused letters of credit totaling $2.1 million, which relate to our Denver and Redwood City leases.

(21)	Advertising

We expense advertising costs as incurred and include in selling and marketing expenses on the consolidated statements of operations. The following table summarizes our advertising costs:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
Advertising costs	$11,983	$6,884	$4,485

(22)	Employee Benefit Plans

We sponsor a defined contribution plan (“the 401(k) Plan), which permits participants to make contributions through salary deductions pursuant to section 401(k) of the Internal Revenue Code. All employees who are at least 18 years of age are generally eligible to participate.

Participating employees can contribute up to the lesser of (a) 90% of annual compensation or (b) the maximum annual amount allowed under the Internal Revenue Code. Participating employees can elect that a portion or all of the deferral contributions are Roth contributions that are includable in the participants’ gross income at the time deferred. The combined elective deferrals between traditional pre-tax and designated Roth contributions cannot exceed the maximum annual amount allowed under the Internal Revenue Code.

SendGrid, Inc.

Notes to Consolidated Financial Statements

Unless an eligible employee affirmatively elects otherwise, we reduce compensation by 4%, and make pre-tax deferral contributions in such amount on the employee’s behalf. The 401(k) Plan provides for us, at our discretion, to make pretax matching contributions based on a percentage of each participant’s eligible compensation, as determined annually by management. The following table summarizes expense associated with matching contributions:

	For the Year Ended December 31,
	2018	2017	2016
	(In thousands)
Expense associated with matching contributions	$2,147	$1,723	$1,286

In November 2017, our Board approved an Employee Stock Purchase Plan (“ESPP”). Eligible employees (as defined in the ESPP) could elect to purchase shares of our common stock at a price equal to 85% of the lower of (a) the closing price at the beginning of the six month offering period or (b) the closing price at the end of the six month offering period. Our first offering period commenced on September 5, 2018 and concluded on January 18, 2019. In connection with the Merger Agreement (Note 24), the ESPP terminated in January 2019. As of December 31, 2018, we had 1.2 million shares available for issuance under the ESPP. No shares were issued during the year ended December 31, 2018. Subsequent to December 31, 2018 (prior to consummation of the Merger Agreement), we issued 61 thousand shares under the ESPP.

(23)	Quarterly Information

The table below summarizes our quarterly results of operations (unaudited). We adopted ASU 2014-09 on December 31, 2018 but effective January 1, 2018 (Note 2). The amounts in the table below for the three months ended March 31, June 30, and September 30, 2018 reflect impact of adopting this standard. As a result, these amounts differ from our previously reported quarterly information.

	For the Three Months Ended
	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	(Unaudited - In thousands)
Year ended December 31, 2018
Revenue	$32,630	$35,731	$37,290	$40,890
Loss from operations	$(1,740)	$(782)	$(2,927)	$(8,482)
Net loss	$(1,296)	$(219)	$(2,282)	$(7,776)
Year ended December 31, 2017
Revenue	$24,831	$27,012	$28,316	$31,729
Loss from operations	$(1,796)	$(767)	$(1,649)	$(1,358)
Net loss	$(1,801)	$(1,333)	$(1,593)	$(1,526)
Year ended December 31, 2016
Revenue	$17,125	$19,032	$20,701	$23,071
Income (loss) from operations	$(1,826)	$(1,443)	$71	$(403)
Net loss	$(1,879)	$(1,602)	$(2)	$(425)

(24)	Subsequent Events

We evaluated subsequent events from the balance sheet date through February 21, 2019, which is the date the financial statements were available for issuance.

On February 1, 2019, we consummated the Merger contemplated by the merger Agreement with Twilio Inc., a Delaware corporation (“Twilio”), and Topaz Merger Subsidiary, Inc., a Delaware corporation, and direct wholly owned subsidiary of Twilio (“Merger Sub”).

SendGrid, Inc.

Notes to Consolidated Financial Statements

Pursuant to the Merger Agreement, the following actions took place:

•	Merger Sub merged with and into SendGrid;

•	SendGrid will continue as the surviving corporation and as a direct wholly owned subsidiary of Twilio (the “Merger”);

•

All of our issued and outstanding shares of common stock converted into (a) 0.485 of a share of Twilio’s Class A Common Stock, par value $0.001 per share plus (b) any cash payable in lieu of fractional shares of Twilio’s Class A Common Stock otherwise issuable as merger consideration;

•

Each outstanding SendGrid stock option converted into an option to acquire 0.485 shares of Twilio’s Class A Common Stock, and the exercise price changed. The new exercise price is the old exercise price divided by 0.485;

•	Each outstanding SendGrid restricted stock unit converted into a restricted stock unit for 0.485 shares of Twilio Class A Common Stock; and

•	218,033 unvested stock options and 39,557 unvested restricted stock units vested immediately.

The Merger qualified as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In connection with execution of the Merger Agreement, we incurred a financial advisory fee of $4.0 million in October 2018, which is recorded in general and administrative expense on the consolidated statements of operations. Immediately prior to consummation of the Merger, we incurred an additional $24.8 million in financial advisory fees, which we recognized as a general and administrative expense on January 31, 2019.